INTERPUBLIC GROUP ANNOUNCES AN 11% GAIN IN OPERATING INCOME

Revenue Advances 6%, Fueled by 6% Organic Growth

EPS Flat at $.21, Before Impairment Charges

New York, NY (April 26, 2001)-The Interpublic Group of Companies, Inc., announced that revenue and operating income were higher in the first quarter, but higher net interest expense and additional shares outstanding held EPS flat at $.21, before impairment charges in 2001 associated with Internet investments and a restructuring charge in 2000.

Net income for the quarter was $65.3 million, up 2.6% from the prior year's $63.7 million, before a $160.1 million pretax charge ($.33 per share) to recognize impairment of investments primarily in publicly-traded companies, including MarchFirst which declared bankruptcy in early April.

In the first quarter of 2000, Interpublic incurred a charge of $36 million pretax ($.07 per share) related to a restructuring at Lowe Lintas. Discussion of results elsewhere in this release excludes charges in both years to facilitate analysis of the company's operating performance.

As expected, worldwide revenue grew just 6% in the quarter to $1,302.2 million, compared to $1,225.4 million in the first quarter of 2000. In constant dollars, revenue gained 11%. In February, the company indicated that revenue comparisons in the first half of the year would be challenging, reflecting the impact of merger-related client losses at Lowe Lintas and the absence of dot.com revenue, which boosted year-earlier revenues at Initiative Media. If results of Lowe Lintas were excluded from both years, revenue would have grown 11% in the quarter, or 15% in constant dollars.

Operating income gained 11% to $130.4 million, compared to $117.5 million in 2000, and the operating profit margin improved 40 basis points to 10%.

John J. Dooner, Chairman and Chief Executive Officer, commented: "Despite a challenging revenue environment, Interpublic was able to deliver double-digit operating profit growth because of our relentless drive to manage costs.

"Looking forward, we remain cautious about revenue comparisons in 2001, particularly in the first half of the year. We remain committed to double-digit operating profit growth, and we have increased our emphasis on cost controls to ensure the highest possible return on revenue."

Sean F. Orr, Interpublic's Chief Financial Officer, added: "We also remain focused on our balance sheet, and will intensify our scrutiny of working capital and capital expenditures in an effort to sustain and improve cash flow."

Domestic revenue advanced 5% to $737.4 million reflecting, as expected, lower revenue at Lowe Lintas and Initiative Media. International revenue grew 7% to $564.8 million; in constant dollars, international revenue was 18% higher, including strong top-line performances in the United Kingdom and Brazil.

Organic Growth

Organic revenue, defined as revenue in constant dollars exclusive of acquisitions, grew 6% in the first quarter of 2001, or 9% excluding Lowe Lintas from both years. In the United States, organic growth was 3%, reflecting difficult comparisons at Lowe Lintas and Initiative Media. Internationally, organic revenue was 11% higher.

Acquired companies are included in organic growth calculations beginning January 1 following the first anniversary of the purchase. Effective in 2001, revenue from entities acquired in pooling of interests transactions (which require a restatement of prior period results) is included in organic growth immediately.

New Business

Interpublic's agency systems gained net new business of approximately $827 million in the first quarter of 2001, compared to net new business of $702 million in the year-earlier quarter. Major new account wins announced during the quarter included:

Client	Agency	Services
Burger King	McCann Erickson, Campbell Mithun, Draft Worldwide	Advertising, Media, Direct Marketing
Coca-Cola	McCann-Erickson	Advertising
Cingular Wireless	Initiative Media	Media
New Power	McCann Erickson	Advertising and Media
Virgin Mobile	Lowe Lintas	Advertising and Media
Verizon	Deutsch, Hill Holliday	Advertising and Media

On April 2, Lowe Lintas announced a major new business win when Verizon agreed to consolidate its $400 million marketing budget at the agency.

Revenue by Discipline

Revenue generated by advertising and media was 1% higher at $752.4 million in the quarter, compared to $743.1 million a year earlier, reflecting lower revenue at Lowe Lintas and Initiative Media and the negative impact of foreign currency translation. Excluding Lowe Lintas from both years, advertising and media revenue grew 6% in the quarter. Alternatively, in constant dollars, advertising and media revenue also grew 6%.

Revenue from specialized marketing services grew 14% in the quarter to $549.8 million, and represented 42% of total revenue. In 2000's first quarter, specialized marketing services contributed $482.2 million, or 39% of revenue.
Discipline	Revenues	%Total	%Change	%Change/Constant $
Promotion, Event & Direct Marketing	$296.2	22.7%	+25%	+29%
Public Relations	116.1	8.9	+12	+15
Marketing Intelligence	137.5	10.6	- 3	+ 1
Total	$ 549.8	42.2%	+14%	+18%

Other Income and Expense

Interest expense increased to $33.9 million in the quarter, from $20.4 million a year ago, reflecting higher average borrowings at higher average rates.

Other non-operating income was comprised of $11.5 million of interest income and approximately $6.9 million of other income, including a $4.6 million gain on the sale of a Lowe Lintas affiliate in Switzerland. In the 2000 quarter, interest income was $12.7 million and the company recognized approximately $4.3 million of pretax gains on the sale of securities.

Taxes

The company's tax rate increased slightly to 41% in the first quarter of 2001, compared to 40.9% in 2000. For the full year, the company estimates its tax rate will remain at 41%, compared to 39% in 2000, principally reflecting a change in the tax status of Deutsch, Inc.

Cash EPS

The Financial Accounting Standards Board (FASB) has proposed changes in accounting rules related to business combinations that are expected to eliminate the impact of goodwill on reported earnings in future periods, making cash EPS the standard measure of performance. The company is evaluating these rules to determine their potential impact on its operations and financial statements.

Cash EPS is the sum of reported net income per share plus amortization of intangibles net of tax. In the first quarter, cash EPS were $.30, compared to $.27 in 2000, representing an increase of 11%.

True North

On March 19, the company agreed to purchase True North Communications in a pooling-of-interests transaction valued at approximately $2 billion. The transaction is discussed in detail in a proxy statement filed at the Securities and Exchange Commission on April 19.

Interpublic expects that the True North acquisition will be completed early in the third quarter.

Impairment Charge

Interpublic historically played an active role in funding start-up businesses in the interactive and new media technology market spaces. The company realized a significant flow of financial gains over several years from these investments, which augmented operating results between 1997 and 2000.

The impairment charge in the current quarter adjusts the carrying value of remaining assets to estimated market value.

Outlook

Interpublic remains committed to reporting double-digit gains in revenue and operating profit (exclusive of the True North transaction), but it has moderated its expectations for 2001 in recognition of the challenging economic environment. In addition, the company will continue to incur higher net interest expense and will be subject to a higher tax rate compared to 2000, while other non-operating income declines significantly. Finally, diluted shares outstanding for the full year are expected to increase approximately 4% to 335 million. As a result, Interpublic now expects to generate EPS of $1.40-1.45 in 2001, compared to $1.51 in 2000, assuming no deterioration in economic activity.

In the second quarter of 2000, Interpublic reported restated earnings per share of $.56 (diluted), which included approximately $.04 per share of after-tax gains on investments. In the second quarter of 2001, the company estimates it will earn $.40-.45 per share as increases in non-operating items exceed the growth in operating income.

The impact of adverse non-operating items will moderate in the year's second half, and the company expects growth in earnings per share to resume in the third and fourth quarters of 2001.

Conference Call and Webcast

Management will discuss first quarter results on a conference call today at 5 PM (EDT). Investors are invited to access the call by dialing (800) 659-6183 (confirmation number: 8658567) or on the company's website ( www.interpublic.com). The discussion will be archived at the company's website for 45 days.

About Interpublic

The Interpublic Group of Companies, Inc., is one of the largest organizations of advertising agencies and marketing services companies. Its major worldwide companies include McCann Erickson WorldGroup, The Lowe Group, Draft Worldwide, Initiative Media Worldwide, Octagon, NFO WorldGroup and the Allied Communications Group. The shares of Interpublic trade on the New York Stock Exchange (symbol: IPG).

Cautionary Statement

This document contains forward-looking statements. Statements that are not historical fact, including statements about Interpublic's beliefs and expectations constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Interpublic cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, the ability of Interpublic to attract new clients and retain existing clients, the financial success of the clients of Interpublic, and developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Another important factor is Interpublic's acquisition strategy. One of Interpublic's business strategies is to acquire businesses that complement and expand its current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is currently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the shares of Interpublic.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current activities. Important factors for integration include realization of anticipated synergies and the ability to retain new personnel and clients.

Investors should evaluate any statements in light of these important factors.

The Interpublic Group of Companies, Inc. and True North Communications Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the document free of charge at the SEC's website (www.sec.gov/EDGAR), or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, documents filed with the SEC by Interpublic and True North may be obtained free of charge by contacting The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, NY, 10020, Attn: Investor Relations (tel: 212-399-8057), or True North Communications Inc. at 101 East Erie Street, Chicago, IL, 60611, Attn: Corporate Communications (tel: 312-425-6500). INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION. True North and certain other persons referred to below may be deemed to be participants in the solicitation of proxies of True North's stockholders to approve and adopt the merger agreement with Interpublic. The participants in this solicitation may include the directors and executive officers of True North, who may have an interest in the transaction as a result of holding shares or options of True North. A detailed list of the names and interests of True North's directors and executive officers, and of their ownership interests in True North, is contained in True North's proxy statement for its 2000 Annual Meeting, which may be obtained without charge at the SEC's website (www.sec.gov).

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	Three Months Ended March 31
	2001 Post- Impairment	2000 Post- Restructuring	2001 Pre- Impairment	2000 Pre- Restructuring	Pre-Charges % Favorable (Unfavorable)
Revenue
United States	$737,408	$699,112	$737,408	$699,112	5.5
International	$564,791	$526,253	$564,791	$526,253	7.3
Total Revenue	$1,302,199	$1,225,365	$1,302,199	$1,225,365	6.3

Operating Costs	$1,137,470	$1,084,459	$1,137,470	$1,084,459	(4.9)
Amortization of Intangible Assets	$34,319	$23,409	$34,319	$23,409	(46.6)
Restructuring and other Merger Related Costs	$-	$36,051	$-	$-	N/A
Income from Operations	$130,410	$81,446	$130,410	$117,497	11.0

Interest Expense	$(33,899)	$(20,414)	$(33,899)	$(20,414)	(66.1)
Other Income, Net	$18,364	$17,011	$18,364	$17,011	8.0
Investment Impairment	$(160,100)	$-	$-	$-	N/A
Income Before Provision for Income Taxes	$(45,225)	$78,043	$114,875	$114,094	0.7

Provision for Income Taxes	$(9,342)	$31,382	$47,099	$46,701	(0.9)
Net Equity Interests (a)	$(2,474)	$(3,726)	$(2,474)	$(3,726)	33.6
Net Income	$(38,357)	$42,935	$65,302	$63,667	2.6

Per Share Data:
Basic E.P.S.	$(0.12)	$0.14	$0.21	$0.21	-
Diluted E.P.S.	$(0.12)	$0.14	$0.21	$0.21	-
Dividend per share	$0.095	$0.085	$0.095	$0.085	11.8

Weighted Average Shares:
Basic	308,916	299,822	308,916	299,822
Diluted	308,916	310,522	317,636	310,522

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.

Prior year data has been restated to reflect the effect of Deutsch, Inc., NFO Worldwide and several other acquisitions accounted for as poolings of interests.